Exhibit 99.1

For Immediate Release

Granahan McCourt Acquisition Corporation Announces Results of

Special Meeting of Stockholders

New York, NY, October 21, 2008– Granahan McCourt Acquisition Corporation (AMEX: GHN, GHN.U, GHN.WS) (“Granahan McCourt”or the “Company”) a special purpose acquisition corporation organized on July 10, 2006 for the purpose of acquiring one or more assets or operating businesses in the telecommunications and media industries through a merger, capital stock exchange, asset or stock acquisition or other similar business combination, today held its special meeting of stockholders to vote on the proposed merger with Pro Brand International, Inc. (“PBI”).  Granahan MCourt filed its definitive proxy statement/prospectus regarding the proposed merger with the Securities and Exchange Commission on October 2, 2008.

At today’s special meeting of stockholders, the proposal to merge with PBI was not approved by Granahan McCourt’s stockholders.  As a result, and pursuant to its charter and the terms of its initial public offering, it expects that the amounts held in its trust account, together with interest (net of applicable taxes) and including the deferred portion of the underwriters’ discount held in the trust account following the consummation of GMAC’s initial public offering, will be returned to the Company’s public stockholders. No payments will be made with respect to the Company’s outstanding warrants or to any of its initial stockholders with respect to the shares owned by them prior to the initial public offering. The Company intends to prepare and mail to its stockholders a proxy statement seeking approval to effect the distribution of funds from the trust account.  The Company will proceed to distribute the funds and stockholders will not need to tender their shares of stock to the transfer agent until the dissolution plan is approved by the Company and the stockholders.

About Granahan McCourt Acquisition Corporation

Granahan McCourt Acquisition Corporation is a blank check company organized on July 10, 2006 for the purpose of acquiring one or more assets or operating businesses in the telecommunications and media industries through a merger, capital stock exchange, asset or stock acquisition or other similar business combination.  Granahan McCourt Acquisition Corporation does not have significant operations.

Investor Relations Contact:

Erach Desai

Integrated Corporate Relations

617-956-6732

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. We have based these forward-looking statements on our current expectations and projections about future events. These forward-looking statements are subject to known and unknown risks, uncertainties and assumptions about us that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may,” “should,” “could,” “would,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “continue,” or the negative of such terms or other similar expressions. Factors that might cause or contribute to such a discrepancy include, but are not limited to, those described in our other Securities and Exchange Commission filings, including the Registration Statement on Form S-4 (File No. 333-150848), as amended, and Form 10-K for the period ended December 31, 2007.